Exhibit 99.2

Click Commerce, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	Historical	Pro forma
	September 30,	September 30,
	2003	2003
ASSETS
Current assets:
Cash, cash equivalents and short- term investments	$11,372	$11,750
Trade accounts receivable, net	4,544	4,544
Prepaids and other current assets	1,051	1,051
Total current assets	16,967	17,345

Property and equipment, net	927	927
Restricted cash	170	170
Goodwill and intangible assets	426	426
Other assets	305	305
Total assets	$18,795	$19,173

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$855	$855
Billings in excess of revenues earned on contracts in progress	428	428
Deferred revenue	4,439	4,439
Accrued compensation	1,053	1,053
Accrued expenses and other current liabilities	1,647	1,647
Accrued restructuring	225	225
Current portion of capital lease obligations	264	264
Total current liabilities	8,911	8,911

Capital lease obligations, less current portion	—	—
Accrued restructuring, long term	97	97
Total liabilities	9,008	9,008

Shareholders’ equity:
Preferred stock	—	—
Common stock	8	8
Additional paid-in capital	62,252	62,630
Accumulated other comprehensive income	135	135
Deferred compensation	(194)	(194)
Treasury stock	(117)	(117)
Accumulated deficit	(52,297)	(52,297)
Total shareholders’ equity	9,787	10,165

Total liabilities and shareholders’ equity	$18,795	$19,173

NOTE:  The unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 differs from the historical balance sheet as was presented in the company’s recently filed Form 10-Q only as a result of the pro forma effect of the exercise of 200,000 stock options for an aggregate cash amount of $378,000.  No other effects are included in the pro forma presentation.